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                                   EXHIBIT 2.3

                         GRANT OF EASEMENT AND AGREEMENT

          THIS GRANT OF EASEMENT AND AGREEMENT (this "Agreement") is made as of the 21st day of May, 1996, between CSX REALTY DEVELOPMENT CORPORATION, a Georgia corporation, THE THREE RIVERS RAILWAY COMPANY, a Pennsylvania corporation, THE ATLANTIC LAND AND IMPROVEMENT COMPANY, a Virginia corporation, WINSTON-SALEM SOUTHBOUND RAILWAY COMPANY, a North Carolina corporation, GAINESVILLE MIDLAND RAILROAD COMPANY, a Georgia corporation and RICHMOND, FREDERICKSBURG AND POTOMAC RAILWAY COMPANY, a Virginia and Delaware corporation (collectively, "Grantor"), having an address of 500 Water Street, Jacksonville, Florida 32202, and RAILCOM, LTD., a Georgia corporation ("RailCom"), having an address of 1819 Peachtree Road, Suite 315, Atlanta, Georgia 30309.

                                   BACKGROUND

          A. Grantor owns, uses, or occupies certain real property underlying certain outdoor advertising facilities located in various states within the United States, which facilities are generally listed in Exhibit A attached to this Agreement (the "Outdoor Advertising Facilities").

          B. Pursuant to the Purchase and Sale Agreement dated January 23, 1996, as amended, between RailCom and Grantor (the "Purchase and Sale Agreement"), Grantor wishes to grant to RailCom certain easement rights (or such lesser rights to the greatest extent Seller's interest will support) related to the Outdoor Advertising Facilities, and RailCom wishes to obtain such easements, subject to the terms and conditions contained in this Agreement.

                               TERMS OF AGREEMENT

          In consideration of Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties agree as follows:

1. Definitions. Terms capitalized in this Agreement are defined in parentheses in the body of this Agreement, by the Purchase and Sale Agreement, or as follows:

          1.1 "Location" or "Locations" means the site of one or more, respectively, of the Outdoor Advertising Facilities described on Exhibit A to this Agreement.

          1.2 "Location Sales Price" means the pro-rata portion of the Sales Price applicable to a Location, determined by multiplying the Net Revenue for the Location by 7.05.

          1.3 "Net Revenue" means the actual revenue received by Grantor and/or its affiliates from Peterson Enterprises of Orlando, Inc. ("Peterson") as to any one or more Locations for the twelve (12) month period ending December 31, 1995.

          1.4 "Outdoor Advertising Facility" or "Outdoor Advertising Facilities" means one or more, respectively, of the signboards, painted bulletins and poster panels commonly known as billboards, including their supporting structures, which are the subject of this Agreement, and which are described on Exhibit A attached to this Agreement.

2.        Grant of Easement.

          2.1 Description of Easement and Easement Property. Grantor hereby grants to RailCom, in so far as the quality of its title and the limits of its possessory interests enable it to do so, an easement on, over and across that portion of Grantor's interest, if any, in real property (whether owned, leased, licensed or otherwise occupied) in direct contact with that portion of a structure supporting an Outdoor Advertising Facility where such structure contacts the

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ground or a bridge, together with the air space occupied by the Outdoor
Advertising Facility (the "Easement Property"). For example, where there is a billboard which is twenty-five (25) feet wide supported by two (2) poles connected to the ground, the Easement Property related to such billboard shall not include the space between the poles, regardless of the fact that the space lies underneath the billboard supported by such poles, but shall include only the real property which is directly beneath the two (2) supporting poles, and the airspace occupied by the Outdoor Advertising Facility.

          2.2 Grant of Additional Rights. In addition to the Easement described in Paragraph 2.1 of this Agreement, Grantor grants the following additional rights to RailCom:

              2.2.1 The right of access to the Easement Property across adjacent property in which Grantor has a real property interest allowing access to the extent reasonably necessary and at a location reasonably designated by Grantor from time to time to permit the activities described in this Agreement at the Easement Property.

              2.2.2 The right to all advertising revenue derived from the display of advertising copy on Outdoor Advertising Facilities, but not the right to any other revenue which such facilities may generate.

          2.3 Purpose of Easement. The easement and other rights granted in this Agreement are for the sole purpose of allowing RailCom or its licensees to install, construct, maintain, repair, and replace the Outdoor Advertising Facilities, and use such facilities for the display of advertising copy. Concerning the Outdoor Advertising Facilities and the Easement Property, Grantor shall not grant rights to third parties, or exercise any rights on its own behalf, to install, construct, maintain, repair or replace billboards or to use the same for outdoor advertising or derive outdoor advertising revenue therefrom, it being understood that such rights shall be held exclusively by RailCom for the Outdoor Advertising Facilities supported by structures located on the Easement Property. Nothing herein shall constitute a conveyance of the Outdoor Advertising Facilities themselves, it being understood that Grantor does not own such facilities, but has granted a license to construct such facilities to third parties, and the third parties own the Outdoor Advertising Facilities.

          2.4 Duration and Quality of Easement Rights. The duration of the easement and other rights granted herein shall be: (i) perpetual, where Grantor owns fee simple title to the applicable Easement Property; (ii) for the remaining term of the applicable leasehold, where Grantor is a tenant of the applicable Easement Property, and (iii) for the remaining term of the applicable easement or license, where Grantor holds an easement or license to the applicable Easement Property. The easement and other rights granted herein shall continue for any renewal or extension of a lease, easement or license underlying the Easement Property (including, without limitation, any amendment or new agreement, the effect of which is the continuation of rights of Grantor or its assignees sufficient to continue the easement, but Grantor and its assignees shall have no obligation to enter into any such renewal or extension). For the purposes of this Agreement, the term "easement" shall mean: (i) with regard to any portion of the Easement Property which is owned by Grantor in fee simple absolute, an easement; (ii) with regard to any portion of the Easement Property owned, occupied, used or controlled by Grantor in less than fee simple absolute, merely a right of occupancy commensurate with the term and extent of Grantor's and its assignees' rights; and (iii) with regard to any portion of the Easement Property occupied, used or controlled by Grantor under any other facts or rights, merely a license or right to occupy commensurate with the term and extent of Grantor's and its assignees' rights. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, SUBJECT TO PARAGRAPH 2.5 OF THIS AGREEMENT, GRANTOR MAY CANCEL THE EASEMENT AND OTHER RIGHTS GRANTED HEREIN AS TO ANY ONE OR MORE LOCATIONS TO ACCOMMODATE (AS GRANTOR DEEMS APPROPRIATE IN ITS SOLE DISCRETION) THE PRESENT AND/OR FUTURE BUSINESS PURPOSES OR OPERATIONS OF GRANTOR OR ITS AFFILIATES, OR THEIR RESPECTIVE CUSTOMERS AND OTHER THIRD PARTIES, INCLUDING, WITHOUT LIMITATION, THE INSTALLATION, CONSTRUCTION, OPERATION, MAINTENANCE, RELOCATION, OR MODIFICATION OF TRACK OR OTHER RAILROAD FACILITIES, AS WELL AS ANY OTHER FACILITIES OR UTILITIES (WHETHER OR NOT RELATED TO RAILROAD OPERATIONS, SUCH AS PIPELINES, WIRE LINES, CABLE, MICROWAVE AND RADIO TOWERS [AND LINE OF SIGHT BETWEEN THEM]), EXCLUDING THE OPERATION OF OUTDOOR ADVERTISING FACILITIES. THIS PARAGRAPH 2.4 IS GRANTOR'S EXCLUSIVE METHOD TO CANCEL, WHETHER TEMPORARILY OR PERMANENTLY, THE EASEMENT.

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          2.5 Termination of Location(s) by Grantor. If, prior to March 31, 2026
(which time certain shall not change if this Agreement is used in relation to New Assets), the easement and other rights set forth herein as to any one or more Locations are terminated permanently in the manner expressly provided for in Paragraph 2.4 of this Agreement, or if the use of a Location on real property leased or licensed or otherwise occupied by Grantor permanently terminates by reason of the termination of such lease or license or possessory right, then at no cost to RailCom Grantor shall use reasonable efforts to substitute as soon as is feasible a comparable (in terms of revenue- generating potential), replacement Location on real property owned or occupied by Grantor or CSXT (if reasonably possible, in the immediate vicinity of the terminated Location), provided, however, that RailCom shall have the responsibility to identify potential replacement locations, for the review and reasonable approval of Grantor in good faith. Any location substituted for another shall be placed in the pool for the original Location for the purpose of RailCom's payment of License Fees pursuant to Paragraph 4 of the Purchase and Sale Agreement, and shall for all purposes of this Agreement and the Purchase and Sale Agreement be deemed a "Location". If Grantor, in the exercise of reasonable efforts, fails to approve a substitute location within one hundred twenty (120) days following delivery of notice by RailCom of potential locations, then Grantor shall pay to RailCom the then (as of the date such Easement and other rights are terminated) "Hypothetical Unamortized Balance" for such Location, as such term is defined in Paragraph 4.2 hereof, which shall be RailCom's sole remedy for such termination. Prior to Grantor providing a substitute location or the payment by Grantor to RailCom, RailCom and its successors and assigns, shall reconvey to Grantor all of their right, title and interest in the Location and the easement and all other rights therefor, and, if no substitute location is agreed upon, shall assign to Grantor any applicable license agreement related to such Location (all free of any management agreement). Any advertising revenues or license fees generated by any reconveyed Location shall be prorated on an accrual basis as of the date of reconveyance, in the same manner provided by Paragraph 3.2 of the Purchase and Sale Agreement. Grantor shall cause all reconveyance documents to be prepared and shall pay all recording costs and transfer taxes related to such reconveyance. Furthermore, if a substitute location is agreed upon, such location shall replace the description of the original location attached hereto, and such location may be reflected in a Short-Form Notice, as described in Paragraph 2.1 of the Purchase and Sale Agreement.

          2.6 Termination of Location(s) Beyond Grantor's Control. If for any reason not encompassed by Paragraph 2.4 or 2.5 of this Agreement, the easement for a Location is temporarily or permanently terminated, RailCom shall have no recourse whatsoever against Grantor, provided that RailCom shall be entitled to make claim for and receive such consideration, if any, as is provided by law for such termination, from third parties.

          2.7 Irrevocable Easement. Notwithstanding anything in this Agreement to the contrary, but expressly subject to Paragraphs 2.4, 2.5 and 2.6 of this Agreement, the easement and other rights granted pursuant to this Agreement shall run with the land and be irrevocable, it being understood that should RailCom default in the performance of any obligation hereunder, Grantor may not revoke the easement granted herein or any easement; provided, however, Grantor's recourse and remedies shall not otherwise be limited, and Grantor shall be free to pursue any other recourse or remedy available at law or in equity, including, without limitation, the right to pursue a judgment for damages against RailCom and obtain satisfaction thereof from any and all assets of RailCom (including, without limitation, the easement granted herein).

          2.8 Visual Impairment of Location. If the view of the advertising copy located on an Outdoor Advertising Facility is materially impaired by a man-made facility constructed on real property owned or controlled by Grantor or its affiliates, and such material impairment causes the revenue generated by such facility to be reduced, RailCom may deem that such Location has been terminated by Grantor pursuant to Paragraph 2.4 of this Agreement, and the disposition of such Location shall be governed by Paragraph 2.5 of this Agreement.

3.        Limitations on Easement.

          3.1 General Limitations. In addition to the other limitations contained herein, including, without limitation, Paragraph 2.4 hereof, the easement and other rights granted herein are subject to: (i) the generally applicable operating rules and practices of Grantor and its affiliates, including, without limitation, the insurance and indemnification requirements as they exist from time to time generally applicable to rights of entry on real property

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in which Grantor and its affiliates have an interest; (ii) Grantor's and its affiliates' track clearance standards in effect from time to time; (iii) existing railroad facilities, public utilities, and other cable, wire, pipeline and utility facilities currently located in, on, over, under, or across the Easement Property and to all instruments, agreements, easements and rights therefor, whether recorded or not; and (iv) such other conditions and limitations as the parties may mutually agree upon. Furthermore, RailCom agrees that the easement and other rights granted herein permit the Outdoor Advertising Facilities to be used only for the lawful display of advertising copy, and not for any other purpose. For example, no bullhorns, loudspeakers, transmitters, antennae or dishes may be placed on the Outdoor Advertising Structures by RailCom and/or its assignees or licensees.

          3.2 Reserved Rights, Generally. Subject to Paragraphs 2.4, 2.5, 2.6,
2.7 and 2.8 of this Agreement, Grantor reserves for itself (and its successors and assigns): (i) the paramount right to occupy, possess and use the Easement Property for any and all railroad and other purposes of Grantor and its affiliates consistent with Grantor's and its affiliates' present or future operations and needs, including but not limited to the right to construct, reconstruct, relocate, operate, maintain, repair, renew, replace and remove tracks, signals, wires, and other railroad or other facilities as now exist or which may in the future be located in, upon, over, or across the Easement Property; and (ii) the right to grant other easements, licenses and/or rights in the Easement Property (other than for outdoor advertising at the Locations).

          3.3 Modifications of Existing Outdoor Advertising Facilities. Any replacement, changes or modification of the existing Outdoor Advertising Facilities (including, without limitation, upgrades of boards or supporting structures that may occupy more ground or airspace at the Location) shall be subject to Grantor's approval, which approval shall not be withheld, unless Grantor determines, in Grantor's and its affiliates' sole discretion, that such replacement, change or modification may adversely affect the rail or other operations (as such operations exist at the time of such proposed replacement, modification, or change, or as reasonably anticipated by Grantor or its affiliates in the future) of Grantor, its affiliates or their customers or any other third parties (including the operations of parties with whom Grantor or its affiliates enter into contracts for any purpose or activity, other than contracts which allow outdoor advertising outside of the immediate vicinity of the Locations) or impose obligations or liability on Grantor or its affiliates which otherwise would not be imposed. RailCom agrees that all work permitted in this Paragraph shall be done in a good and workmanlike manner, in compliance with all laws and American Railway Engineering Association standards, without interference with other structures in place. Prior to initiating any such work, RailCom shall furnish Grantor with a copy of plans for the same, for Grantor's review and approval, and all work must be done in accordance with the approved plans. The parties agree that the specific manner and timing of such work shall be determined jointly by RailCom and Grantor's or its affiliates' division engineer (or such other individual designated by Grantor). Grantor and RailCom agree to cooperate in good faith with respect to any proposed replacement, modification or change. Nothing herein shall constitute an agreement on the part of Grantor to allow additional Locations pursuant to this Paragraph 3.3. If any approved modification causes the Easement Property to change, RailCom, and its successors and assigns agree to reconvey to Grantor or its affiliates all of the Easement Property which is no longer in direct contact with a structure supporting an Outdoor Advertising Facility and any unused airspace, and Grantor's interest in any additional Easement Property shall be conveyed by Grantor to RailCom. RailCom shall pay all recording costs and transfer taxes related to such conveyances, but no additional purchase price or license fees shall be due from RailCom to Grantor as to such modified Location.

4.        Title to the Easement Property.

          4.1 Title Subject to All Matters. The conveyance of the easement and all other rights granted herein are subject to all existing covenants, restrictions, easements, licenses, mortgages, deeds of trust, security instruments, and all other documents and agreements whatsoever affecting title to the Easement Property.

          4.2 Title Indemnity. Without limiting the express obligations of Grantor set forth in this Paragraph 4.2, and in Paragraph 9 of the Purchase and Sale Agreement, the conveyance of the easement and other rights granted herein is without any warranty whatsoever (without limitation, Grantor specifically makes no warranty as to the accuracy or legal sufficiency of the description of any Location contained in Exhibit A). Grantor agrees to defend, indemnify and

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hold harmless RailCom from and against any damages, costs, lost revenue, liabilities, claims, actions, and expenses (including reasonable attorneys' fees) RailCom suffers or incurs by reason of third party claims against title or rights to the easement granted to RailCom hereunder as to any Location which adversely affects the revenue generated by such Location; provided, however, that Grantor's liability to RailCom under this Agreement shall be limited, as to each affected Location, to the then hypothetical unamortized balance of the Location Sales Price (assuming the Location Sales Price was financed at an interest rate of eleven percent (11%) per annum, fully amortized over a term of ten (10) years, payable in equal payments of principal and interest due on the last day of each month, in arrears, with the first payment due on the last day of the calendar month which immediately follows the calendar month of the Closing Date) (the "Hypothetical Unamortized Balance"). For example, if a Location generated Net Revenue of $900, its Location Sales Price would be $6,345 ($900 x 7.05). If that Location was terminated 50 months after the Closing Date due to a breach of the title indemnity contained in Paragraph 4.2 by Grantor, the hypothetical unamortized balance for the Location would be $4,501 ($6,345 amortized at an interest rate of 11% per annum, providing equal monthly payments of principal and interest of $87.40, with principal "paid" of $1,844). Prior to the payment by Grantor of damages related to any Location, RailCom and its successors and assigns shall reconvey to Grantor all of their right, title and interest in such Location and the easement therefor and assign to Grantor any license agreement related to such Location (all free of any management agreement). Any advertising revenues or license fees generated by any reconveyed Location shall be prorated on an accrual basis as of the date of reconveyance, in accordance with Paragraph 3.2 of the Purchase and Sale Agreement. The remedy granted in this Paragraph 4.2 shall be RailCom's sole remedy for any breach of the title indemnity contained in this Paragraph 4.2. Grantor shall cause all reconveyance documents to be prepared and shall pay all recording costs and transfer taxes related to the reconveyance.

5. License Fees and Other Obligations. Pursuant to the Purchase and Sale Agreement, additional sums called License Fees shall be due from RailCom to Grantor in consideration of the easement and other rights granted herein. Upon any transfer of a Location by RailCom and/or the transfer of the easement and other rights granted herein as to any Location or the transfer of any interest therein as permitted by Paragraph 10.3 hereof, the obligation to pay License Fees and all other obligations hereunder shall continue to be an obligation of RailCom, but shall also run with the Location and the easement and the land, and shall be binding upon the new owner of such interests and all future owners until all such obligations are satisfied.

6. Indemnification by RailCom. RailCom hereby agrees to protect, indemnify, and save harmless Grantor, its affiliates, and their directors, shareholders, officers and employees, from and against any and all liability, claims, demands, suits or liens, including reasonable attorneys' fees and expenses, made or brought by reason of RailCom's or its contractors' or licensees' acts or omissions, or the acts or omissions of RailCom's or its contractors' or licensees' agents, servants, or employees, or arising from or related to, in any way, the exercise by RailCom or its licensees of the rights granted to RailCom in accordance with this Agreement. RailCom's indemnity shall cover, by way of example and not limitation, the death of or an injury to any person or persons, including the death of or an injury to an agent, servant, or employee of RailCom or its contractors or licensees or Grantor, and damage to any property.

7. Insurance. RailCom further agrees to maintain appropriate insurance policies (including, but not limited to, commercial general liability insurance), having limits reasonably acceptable to Grantor (in its reasonable discretion), naming Grantor and its affiliates as an additional insureds, and subject to such other terms and conditions as Grantor may reasonably request from time to time in accordance with its customary risk management practices. Grantor shall have the right to designate by written notice to RailCom the insurance policies required by RailCom under this Agreement. At a minimum, the following policies of insurance shall be required to be maintained by RailCom:

          7.1 Commercial General Liability Insurance. Commercial General Liability Insurance with a limit of no less than Three Million Dollars ($3,000,000) combined single limit per occurrence for all bodily injury and property damage, which may be provided by one policy or a base policy with an umbrella.

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          7.2 Railroad Protection Liability Insurance. RailCom shall provide, or cause the applicable licensee to provide, Railroad Protective Liability Insurance, in the event of and during the course of any construction and demolition work done within fifty (50) feet of any railroad track, with a limit of no less than Three Million Dollars ($3,000,000) combined single limit per occurrence for all bodily injury and property damage.

          7.3 Automotive Liability Insurance. RailCom shall provide, or cause the applicable licensee to provide, automotive liability insurance with a limit no less than One Million Dollars ($1,000,000) combined single limit per occurrence, for all bodily injury and property damage.

          All such policies shall name Grantor and its affiliates as additional insureds, and shall provide for at least thirty (30) days prior notice to Grantor of any cancellation or modification of such policies. The form of such policies and the companies issuing such policies must be acceptable to Grantor, in Grantor's reasonable discretion. Upon request, RailCom shall provide Grantor with a certified copy of all policies of insurance maintained by RailCom pursuant to this Paragraph. In addition, at all times RailCom and its contractors and licensees shall maintain workers compensation insurance as required by law and such workers compensation insurance shall contain a waiver of subrogation in favor of Grantor and its affiliates. Securing such insurance shall not limit RailCom's liability to Grantor under this Agreement, but shall be additional security therefor.

8.        Use of Easement.

          8.1 Compliance with Laws. RailCom agrees that it shall comply with all statutes, laws, ordinance, rules, regulations and requirements of all governmental entities concerning the Outdoor Advertising Facilities.

          8.2 Maintenance of Outdoor Advertising Facilities. RailCom shall cause the Outdoor Advertising Facilities to at all times be maintained in a first-class, safe condition. In the event RailCom fails to do so, Grantor may undertake such maintenance, the cost of which shall immediately be due from RailCom to Grantor, and, in addition to Grantor's other rights, such cost shall bear interest at the rate of twelve percent (12%) per annum if not paid by RailCom to Grantor within thirty (30) days after notice of such amount from Grantor to RailCom.

          8.3 Utilities. RailCom shall be solely responsible for all utilities used by or for the Outdoor Advertising Facilities. Upon the reasonable written request of RailCom, Grantor shall grant licenses for electric utilities to provide electricity to the Outdoor Advertising Facilities, using the standard form of Grantor's utility license agreement.

          8.4 No Construction or Other Liens. RailCom shall cause all work done in relation to the Outdoor Advertising Facilities to promptly be paid for in full. RailCom shall indemnify, protect and defend Grantor, including reasonable attorneys' fees and costs, from and against any potential construction liens attributable to RailCom and its licensees affecting the Easement Property and Grantor's interest in the real property underlying and adjacent to the Easement Property.

          8.5 Approval of License and Management Forms. Prior to RailCom's entering into any new license, management, or any other agreement concerning any of the Locations, Grantor must approve the contents of the form of such agreements, which approval shall not be unreasonably withheld. Grantor shall not require approval of each individual license, management or other agreement, but only the form thereof. Upon such approval, RailCom may use such agreements until it receives written notice from Grantor that additional changes are required to the form, in Grantor's reasonable discretion.

          8.6 Removal of Objectional Advertising Matter. At all times, RailCom shall cause to be removed, within thirty (30) days of written notice from Grantor to RailCom, any advertising matter or copy on an Outdoor Advertising Facility which is objectionable to Grantor, in Grantor's reasonable discretion.

          8.7 Enforcement of License Agreements. RailCom agrees that it shall enforce compliance by its licensees with each of the terms and conditions of the License Agreements (and all modifications and renewals thereof) and all

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new license agreements concerning the Locations, provided, that in the reasonable judgment of RailCom, such enforcement shall cause an economic benefit to RailCom or the Grantor.

9. Successors and Assigns. This Agreement shall run with the land, and shall be binding upon the parties hereto, and their successors and assigns.

10.       Miscellaneous.

          10.1 Entire Agreement. This Agreement and the Purchase and Sale Agreement set forth and constitute the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior agreements, understandings, promises and representations, whether oral or written, between the parties with respect to the subject matter hereof. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing, making specific reference to this Agreement, and signed by the duly authorized representatives of both parties.

          10.2 Relationship of the Parties. This Agreement shall not create an agency, partnership, joint venture, or employer/employee relationship between the parties, and nothing in this Agreement shall be deemed to authorize either party to act for, represent or bind the other.

          10.3 Assignment. Grantor may assign its rights and obligations under this Agreement, provided that Grantor shall remain liable for all obligations hereunder unless expressly released by RailCom. RailCom may assign or pledge its rights under this Agreement provided, in the case of such assignment or pledge (including, without limitation, the conveyance of any interest in the easement granted herein), (i) the assignee expressly assumes RailCom's obligations under this Agreement, (ii) Grantor's rights under this Agreement are not diminished thereby, and (iii) RailCom is not released from its liabilities and obligations hereunder, and remains fully liable therefor.

          10.4 Choice of Law. This Agreement shall be deemed to have been entered into in the State of Florida, and its interpretation, construction, and the remedies for its enforcement and breach are to be applied pursuant to and in accordance with the laws of the State of Florida. The venue for any litigation arising out of this Agreement shall be Duval County, Florida without regard to its conflicts of law rules.

          10.5 No Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in writing and signed on behalf of the party charged with such waiver, and no waiver of any right shall be deemed to be a waiver of any future right or any other right arising under this Agreement. Except as expressly provided herein and in the Purchase and Sale Agreement, all rights, remedies, undertaking, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation, or agreement.

          10.6 Headings. Headings in this Agreement are included for ease of reference only and shall have no legal effect.

          10.7 No Interpretation Against Drafter. Each party has participated fully in the negotiation and drafting of this Agreement,and any ambiguities in this Agreement shall not be interpreted against either party.

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          10.8 Notices. Any notices permitted or required under this Agreement shall be in writing and shall be deemed delivered upon personal delivery, or upon the expiration of three (3) business days following sent by registered or certified mail, postage pre-paid; or upon the expiration of one (1) business day following deposit with overnight courier; to the addresses set forth below or to such other address in the United States that the party may hereafter specify:

                 (a)   To Grantor:

                       William P. Coffing, Jr.
                       Assistant Vice President
                       CSX Real Property, Inc.
                       Suite 100
                       6737 Southpoint Drive, S.
                       Jacksonville, Florida   32216

                 with a copy to:

                       Mark S. Hoffmann, Esquire
                       General Counsel
                       Law Department
                       CSX Transportation, Inc.
                       500 Water Street
                       Jacksonville, Florida  32202

                 (b)   To RailCom:

                       Eugene Martini, Executive Vice President
                       RailCom, Ltd.
                       1819 Peachtree Road, Suite 315
                       Atlanta, Georgia  30309

                 with a copy to:

                       Kevin R. Armbruster, Esquire
                       Cushing, Morris, Armbruster & Jones
                       2110 Peachtree Center
                       Cain Tower
                       229 Peachtree Street Northeast
                       Atlanta, Georgia  30303

          10.9 Recordable Documents. If requested by RailCom, at RailCom's sole cost, Grantor agrees to execute a separate, recordable Short-Form Notice of Easement, in the form attached hereto as Exhibit B, as to each Location, subject to there being a legal description approved by Grantor for each such Location, as more fully provided in Paragraph 2.1 of the Purchase and Sale Agreement.

          10.10 Vendor's Lien. This Agreement and the conveyance described herein is subject to a vendor's lien to secure RailCom's repayment of a promissory note from RailCom to CSX Realty Development Corporation (as designee for Grantor) of even date herewith in the principal amount of $18,480,655 (the "Note"). Such vendor's lien shall remain in full force and effect until the Note is paid in full.

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
          The parties have executed this Agreement as of the date first written above.

Witnesses:                            CSX REALTY DEVELOPMENT CORPORATION,
                                      a Georgia corporation

_____________________________
Printed Name:                         By:      /S/ Patricia J. Aftoora
                                         ---------------------------------------
_____________________________              _______________, Vice President
Printed Name:
                                           (CORPORATE SEAL)

                                      THE THREE RIVERS RAILWAY COMPANY,
                                      a Pennsylvania corporation


_____________________________
Printed Name:                         By:      /S/ Patricia J. Aftoora
                                         ---------------------------------------
_____________________________              _______________, Vice President
Printed Name:
                                           (CORPORATE SEAL)

                                      THE ATLANTIC LAND AND IMPROVEMENT COMPANY, a Virginia corporation

_____________________________
Printed Name:                         By:      /S/ Patricia J. Aftoora
                                         ---------------------------------------
_____________________________              _______________, Vice President
Printed Name:
                                           (CORPORATE SEAL)


                                      WINSTON-SALEM SOUTHBOUND RAILWAY COMPANY, a North Carolina corporation

_____________________________
Printed Name:                         By:      /S/ Patricia J. Aftoora
                                         ---------------------------------------
_____________________________              _______________, Vice President
Printed Name:
                                           (CORPORATE SEAL)

                                      GAINESVILLE MIDLAND RAILROAD COMPANY,
                                      a Georgia corporation

_____________________________
Printed Name:                         By:      /S/ Patricia J. Aftoora
                                         ---------------------------------------
_____________________________              _______________, Vice President
Printed Name:

                                           (CORPORATE SEAL)
                                    RICHMOND, FREDERICKSBURG AND POTOMAC RAILWAY
                                    COMPANY, a Virginia and Delaware corporation

_____________________________
Printed Name:                       By:      /S/ Patricia J. Aftoora
                                        ----------------------------------------
_____________________________              ____________, Vice President
Printed Name:
                                           (CORPORATE SEAL)

                                    RAILCOM, LTD., a Georgia corporation

_____________________________
Printed Name:                       By:      /S/ Wilds L. Pierce
                                        ----------------------------------------
_____________________________              ____________, President
Printed Name:
                                           (CORPORATE SEAL)

STATE OF _________________
COUNTY OF ___________________

          The foregoing instrument was signed, sealed and delivered in my presence this _________ day of _______ ____, 1996 by___________________________,
the __________________ President of CSX REALTY DEVELOPMENT CORPORATION, a Virginia corporation, on behalf of the corporation. He/She / / is personally known to me or / / has produced______________________________ as identification.
     (type of identification)

         _____________________________
         Print Name:
         Notary Public, State of ______ Commission Number: ________________ My Commission expires: ______________



STATE OF _____________
COUNTY OF _______________

          The foregoing instrument was signed, sealed and delivered in my presence this ________ day of ________, 1996 by ________________________,
the ________ President of THE THREE RIVERS RAILWAY COMPANY, a Pennsylvania corporation, on behalf of the corporation. He/She / / is personally known to me or / / has produced ________________________________ as identification.
(type of identification)

         _____________________________
         Print Name:
         Notary Public, State of ________ Commission Number: ______________ My Commission expires: ______________



STATE OF _____________
COUNTY OF _______________

          The foregoing instrument was signed, sealed and delivered in my presence this ________ day of _______, 1996 by ________________________________,
the ________ President of THE ATLANTIC LAND AND IMPROVEMENT COMPANY, a Virginia corporation, on behalf of the corporation. He/She / / is personally known to me or / / has produced __________________________________________as identification.
(type of identification)

         _____________________________
         Print Name:
         Notary Public, State of ________ Commission Number: ______________ My Commission expires: ______________



STATE OF _____________
COUNTY OF _______________

          The foregoing instrument was signed, sealed and delivered in my presence this ________ day of ________, 1996 by _______________________________,
the ________ President of WINSTON-SALEM SOUTHBOUND RAILWAY COMPANY, a North Carolina corporation, on behalf of the corporation. He/She / / is personally known to me or / / has produced ______________________________as identification. (type of identification)

         _____________________________
         Print Name:
         Notary Public, State of ________ Commission Number: ______________ My Commission expires: ______________

STATE OF _____________
COUNTY OF _______________

          The foregoing instrument was signed, sealed and delivered in my presence this ________ day of ________, 1996 by ______________________________,
the ________ President of GAINESVILLE MIDLAND RAILROAD COMPANY, a Georgia corporation, on behalf of the corporation. He/She / / is personally known to me or / / has produced ____________________________ as identification.
                    (type of identification)

         _____________________________
         Print Name:

         Notary Public, State of ________ Commission Number: ______________ My Commission expires: ______________



STATE OF _____________
COUNTY OF _______________

          The foregoing instrument was signed, sealed and delivered in my presence this ________ day of ________, 1996 by _____________________________,
the ________ President of RICHMOND, FREDERICKSBURG AND POTOMAC RAILWAY COMPANY, a Virginia and Delaware corporation, on behalf of the corporation. He/She / / is personally known to me or / / has produced ____________________________________
as identification.
                        (type of identification)

         _____________________________
         Print Name:
         Notary Public, State of ________ Commission Number: ______________ My Commission expires: ______________



STATE OF ______________
COUNTY OF _____________

          The foregoing instrument was signed, sealed and delivered in my presence this ________ day of ________, 1996 by _____________________________,
the _______ President of RAILCOM, LTD., a Georgia corporation, on behalf of the corporation. He/She / / is personally known to me or / / has produced __________ as identification.
                       (type of identification)

         _____________________________
         Print Name:
         Notary Public, State of ________ Commission Number: ______________ My Commission expires: ______________